Exhibit 8.1

December 14, 2010

Calix, Inc.

1035 N. McDowell Boulevard

Petaluma, CA 94954

Occam Networks, Inc.

6868 Cortona Drive

Santa Barbara, CA 93117

Re: Merger of Calix, Inc. and Occam Networks, Inc.

Ladies and Gentlemen:

We have acted as counsel to Occam Networks, Inc., a Delaware corporation (“Occam”), in connection with the preparation and execution of the Agreement and Plan of Merger and Reorganization, dated as of September 16, 2010 (the “Merger Agreement”), by and among Occam, Calix, Inc., a Delaware corporation (“Calix”), Ocean Sub I, Inc., a Delaware corporation and a direct wholly owned subsidiary of Calix (“Merger Sub”), and Ocean Sub II, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Calix (“Second Merger Sub”). Pursuant to the Merger Agreement, (i) Merger Sub will merge with and into Occam (the “First Step Merger”), with Occam as the surviving entity of the First Step Merger, and (ii) as soon as practicable following the First Step Merger and as part of a single integrated transaction with the First Step Merger, Calix will cause Occam to merge with and into Second Merger Sub, a disregarded entity for U.S. federal income tax purposes, with Second Merger Sub continuing as the surviving entity (the “Second Step Merger,” and taken together with the First Step Merger, the “Integrated Merger”).

The Integrated Merger and certain other matters contemplated by the Merger Agreement are described in the Registration Statement of Calix on Form S-4 (the “Registration Statement”), which includes the proxy statement/prospectus relating to the Integrated Merger (the “Prospectus”). This opinion is being rendered pursuant to the requirements of Item 21(a) of Form S-4 under the Securities Act of 1933, as amended. Unless otherwise indicated, any capitalized terms used herein and not otherwise defined have the meaning ascribed to them in the Merger Agreement or the Registration Statement. Any section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended.

In connection with this opinion, we have examined and are familiar with the Merger Agreement, the Registration Statement, and such other presently existing documents, records and matters of law as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed, without any independent investigation or examination thereof: (i) that the Integrated Merger will be consummated in accordance with the provisions of the Merger Agreement and in the manner contemplated by the Prospectus, the First Step Merger and the Second Step Merger will be effective under applicable state law, and the parties have complied with and, if applicable, will continue to comply with, the covenants, conditions and other provisions contained in the Merger Agreement without any waiver, breach or amendment thereof; (ii) the continuing truth and accuracy, at all times through the Effective Time of the Second Step Merger (the “Effective Time”), of the tax representation letters to be delivered to us by Calix and Occam; (iii) the continuing truth and accuracy at all times through the Effective Time of the statements, representations and warranties made by Calix and Occam in the Merger Agreement or the Prospectus or otherwise made to us; and (iv) that any such statements, representations or warranties made “to the knowledge” or based on the belief or intention of Calix or Occam or similarly qualified are true and accurate and will continue to be true and accurate at all times through the Effective Time, without such qualification.

Based upon and subject to the foregoing, and to the limitations, qualifications, assumptions, and caveats set forth herein and in the Prospectus, the statements of law and legal conclusions contained in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences of the Merger Transaction” constitute the opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, as to the material U.S. federal income tax consequences of the Integrated Merger.

This opinion represents and is based upon our best judgment regarding current U.S. federal income tax laws, including the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Because this opinion is being delivered prior to the Effective Time, it must be considered prospective and dependent on future events. There can be no assurance that changes in the law will not take place that could affect the U.S. federal income tax consequences of the Integrated Merger, or that contrary positions may not be taken by the Internal Revenue Service or the courts. In the event any of the facts, statements, descriptions, covenants, representations, warranties, or assumptions upon which we have relied is incorrect, our opinion might be adversely affected and may not be relied upon.

This opinion addresses only matters set forth in the second preceding paragraph above. This opinion does not address any other U.S. federal tax consequences or any state, local, or non-U.S. tax consequences that may result from the Integrated Merger or any other transaction (including any transaction contemplated by the Merger Agreement or undertaken in connection with or in contemplation of the Integrated Merger).

We hereby consent to the filing of this opinion in the Registration Statement of Calix on Form S-4. We also consent to the reference to our firm name wherever appearing in the Registration Statement with respect to the discussion of the material U.S. federal income tax consequences of the Integrated Merger, including the Prospectus constituting a part thereof, and any amendment thereto. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

This opinion has been delivered to you solely for the purpose of filing with the Securities and Exchange Commission as part of the Registration Statement on Form S-4 and is intended solely for your benefit. It may not be relied upon for any other purpose or by any other person or entity without our prior written consent.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation